Filed pursuant to Rule 433

Registration No.: 333-262475-03

Free Writing Prospectus dated September 13, 2023

Harley-Davidson Motorcycle Trust 2023-B

Issuing Entity

$500,000,000 Motorcycle Contract Backed Notes

Harley-Davidson Customer Funding Corp.

Depositor

Harley-Davidson Credit Corp.

Seller, Servicer and Sponsor

The depositor has prepared a preliminary prospectus dated September 13, 2023, which describes the notes to be issued by the issuing entity.  You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the classes of notes issued by the issuing entity and listed below will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies”, listed below.

	Moody’s Investors Service, Inc.	S&P Global Ratings
Class A-1 notes	P-1 (sf)	A-1+ ( sf)
Class A-2 notes	Aaa (sf)	AAA (sf)
Class A-3 notes	Aaa (sf)	AAA (sf)
Class A-4 notes	Aaa (sf)	AAA (sf)

It is a condition to the issuance of the notes that each class of notes receives at least the rating listed above.

Underwriters

J.P. Morgan	Barclays	MUFG

Co-Managers

BofA Securities	Loop Capital Markets	TD Securities	US Bancorp	Wells Fargo Securities

The issuing entity has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuing entity has filed with the SEC for more complete information about the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016.